FORM OF

                                TRUST INSTRUMENT

                  LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS

                                   SCHEDULE A

                               SERIES OF THE TRUST


Government Portfolio
Government Reserves Portfolio
Money Market Portfolio
Municipal Portfolio
New York Municipal Portfolio
Prime Portfolio
Tax-Exempt Portfolio
Treasury Portfolio
Treasury Reserves Portfolio

Dated:  December __, 2006